Exhibit 99.1

          VaxGen to Supply Anthrax Vaccine for Nation's Defense; Supply
                           Contract Valued at $877.5M

BRISBANE, Calif. - November 4, 2004 - VaxGen, Inc. (VXGN.PK) announced today that the U.S. government has awarded the company an $877.5 million contract to supply 75 million doses of anthrax vaccine for civilian defense.

The contract, the first of its kind under the Project BioShield Act of 2004, is intended to provide enough product to vaccinate 25 million Americans in a multiple-dose regimen against inhalation anthrax, the most deadly form of the disease and the one most likely to be used as a bioterrorist weapon.

"We are honored to play such an important role in our nation's defense," said Lance K. Gordon, Ph.D., VaxGen's President and Chief Executive Officer. "The spirit of cooperation that we enjoyed with various branches of government is a tribute to the commitment that we all feel toward strengthening America's biodefense. I would particularly like to thank the Department of Health and Human Services, and, more specifically, the National Institute of Allergy and Infectious Diseases, as well as the Administration and members of Congress from both parties for their leadership in calling for improved biodefense measures."

The contract calls on VaxGen to provide 25 million doses of its recombinant Protective Antigen anthrax vaccine to the Strategic National Stockpile (SNS) within two years of the award and a total of 75 million doses within three years. The SNS is a national repository of medical products maintained by the Centers for Disease Control and Prevention. For the remainder of the 5-year contract, VaxGen will be maintaining active manufacturing operations and providing stockpile-related services.

VaxGen expects to recognize revenue from the supply contract upon acceptance of the vaccine by the U.S. government and delivery to the SNS. VaxGen will be working closely with the government to deliver the vaccine beginning in early 2006.

Under the authority of the Project BioShield Act of 2004, the U.S. government intends to begin taking delivery of the vaccine before it is licensed for use by the Food and Drug Administration (FDA). Vaccine purchased prior to FDA approval could be used in an emergency if authorized by the Secretary of Health and Human Services.

Under the terms of the contract, VaxGen is required to continue developing the vaccine with the goal of receiving FDA approvals for use of the vaccine both before and after exposure to anthrax. The vaccine has already received Fast-Track designation, meaning that the FDA will take actions that are appropriate to expedite the development and review of a license application for the vaccine, when and if it is submitted to the FDA.

The majority of the supply contract's value relates to a discounted payment at a fixed base price for delivery of the vaccine in advance of licensure. Payment is contingent upon delivery of useable product, defined as having the regulatory data permitting emergency use under Investigational New Drug status and manufactured under licensable conditions. Development costs required to license the vaccine, over and above those covered by VaxGen's two previous contracts with the National Institute of Allergy and Infectious Diseases, are being borne by VaxGen. These remaining development costs will be recovered through sale of the vaccine under this contract.

Supplemental milestone payments to the fixed base price per dose are payable after the completion of two regulatory and one product development milestones. The two regulatory milestones are FDA licensure of the vaccine for use before and after exposure to anthrax. The product development milestone requires demonstration of a shelf-life of the vaccine commensurate with industry standards.

Above the base amount of $877.5 million, the contract also includes task orders, valued at up to $69 million, which can be awarded at the government's discretion. These tasks, which would be funded under cost-plus fixed-fee arrangements, include testing the vaccine in children and the elderly, maintaining manufacturing operations for the vaccine and post-marketing studies. The contract has been funded in whole with Federal funding under Project BioShield, Contract No. HHSN ###-##-####C.

VaxGen plans to manufacture the bulk protein antigen used in the vaccine, rPA102, in its California manufacturing facility. The vaccine will be filled in syringes for rapid deployment.

About rPA102

VaxGen's rPA102 vaccine is composed of a purified protein called recombinant Protective Antigen (rPA) and an aluminum salt routinely used in many vaccines. This design produces a vaccine that is expected to be well characterized and consistent across manufacturing runs. Recombinant Protective Antigen induces antibodies shown to neutralize anthrax toxins. rPA102 cannot cause anthrax infection.

The National Institute of Allergy and Infectious Diseases began funding the advanced development of VaxGen's rPA102 vaccine in September 2002 to address the urgent need for a modern recombinant anthrax vaccine that has a strong safety profile and which provides protective immunity with no more than three doses.

The only currently licensed anthrax vaccine in the United States requires the administration of six doses and is a partially purified product derived from filtrates of anthrax bacillus cultures. rPA102 is based on work conducted at the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID). VaxGen has exclusive, worldwide rights to develop and commercialize a recombinant anthrax vaccine candidate based on patented technology developed by USAMRIID. The agreement is subject to certain rights retained by the government.

Conference Call Information

VaxGen will hold a conference call tomorrow, Friday, Nov. 5 at Noon ET to review this press release. The following phone numbers and website will provide access to the call:

Live Call:        Domestic:      866-546-6145
                  International: 800-3214-9100
                  No passcode required.

Replay:           Domestic:      888-818-4095
                  International: 416-695-6332
                  Passcode:      8712

Investors may access an audio web cast of the presentation by clicking on "VaxGen Anthrax Vaccine Conference Call" under "Webcasts" in the Investor Relations section of VaxGen's web site at www.vaxgen.com/invest.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax and smallpox. For more information, please visit the company's web site at: www.vaxgen.com

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and the Company's ability to meet the requirements of its government-funded anthrax vaccine contracts, including the completion of clinical and non-clinical trials, manufacture and delivery of the vaccine to the SNS; statements regarding the timing of revenue recognition and payments due upon achievement of regulatory and product development goals; and statements regarding FDA licensure of the product, including the scope of such licensure and the Company's plans to seek licensure. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Media
Kesinee Angkustsiri Yip
Associate Director. Corporate Communications
(650) 624-2304

Investors
Lance Ignon
Vice President, Corporate Affairs
(650) 624-1041